November 4, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nomura Minnesota High-Yield Municipal Bond Fund, Nomura National High-Yield Municipal Bond Fund, Nomura Tax-Free Idaho Fund and Nomura Tax-Free New York Fund (the “Funds”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 1 and Item 8 of Form N-CSR of the Funds dated November 4, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042 T: (267) 330 3000, www.pwc.us

Attachment

Item 1.  Report to Stockholders.

Changes in and disagreements with accountants

During the reporting period, there was a change in the Fund’s independent registered public accounting firm. On May 20, 2026, the Fund’s Board of Trustees, upon the recommendation of its Audit Committee, approved the appointment of Cohen & Company, Ltd. as the independent registered public accounting firm for the Fund, effectively dismissing PricewaterhouseCoopers LLP (PwC) as the Fund’s independent registered public accounting firm. There were no disagreements with PwC during the Fund’s two most recent fiscal years or the subsequent interim period through May 20, 2026.

Item 8.  Changes in and Disagreements with Accountants for Open-End Management Investment Companies.

Change in Independent Registered Public Accounting Firm

At a meeting held on May 20, 2026, the Board of Trustees (Board), upon recommendation of the Audit Committee, dismissed PricewaterhouseCoopers LLP (PwC) and approved the appointment of Cohen & Company, Ltd. (Cohen & Co) to serve as the independent registered public accounting firm for Nomura Minnesota High-Yield Municipal Bond Fund (formerly, Macquarie Minnesota High-Yield Municipal Bond Fund), Nomura National High-Yield Municipal Bond Fund (formerly, Macquarie National High-Yield Municipal Bond Fund), Nomura Tax-Free Idaho Fund (formerly, Macquarie Tax-Free Idaho Fund) and Nomura Tax-Free New York Fund (formerly, Macquarie Tax-Free New York Fund) (for purposes of this paragraph, each, a Fund and collectively, the “Funds”) for the fiscal year ending August 31, 2026.

PwC’s reports on the financial statements for the fiscal years ended August 31, 2024 and August 31, 2025 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In addition, during the fiscal years ended August 31, 2024 and August 31, 2025 and during the subsequent interim period through May 20, 2026, (i) there were no disagreements between the Funds and PwC on accounting principles, financial statement disclosures or audit scope, which, if not resolved to the satisfaction of PwC, would have caused them to make reference to the disagreement in their reports; and (ii) there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the fiscal years ended August 31, 2024 and August 31, 2025 and during the subsequent interim period through May 20, 2026, neither the Board nor anyone on its behalf has consulted with Cohen & Co at any time prior to their selection with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Funds have provided PwC with a copy of this Form N-CSR and requested that PwC furnish the Funds with a letter stating whether or not it agrees with the statements made herein. A copy of PwC’s letter, dated November 4, 2026, is attached as Exhibit 99 to this
N-CSR.